Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Glucotrack, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(1)	124,555	(2)	$4.32	(1)	$538,077.60	0.00015310	$82.38
Total Offering Amounts							$538,077.60		$82.38
Total Fee Offsets									$–
Net Fee Due									$82.38

(1)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Class A common stock on the Nasdaq Capital Market on August 29, 2025, which date is within five business days prior to filing this registration statement.

(2)	Represents shares of common stock that are authorized for issuance under the Glucotrack, Inc. 2024 Equity Incentive Plan, as amended (the “Plan”), pursuant to the amendment to the Plan adopted by the Registrant’s stockholders on May 22, 2025, which increased the number of shares authorized under the Plan to 125,000 shares (as reduced in connection with the Registrant’s one-for-sixty (1:60) reverse stock split, effective June 13, 2025). 445 shares of common stock issuable under the Plan (which reflects the Registrant’s one-for-twenty (1:20) reverse stock split, effective February 3, 2025 and the Registrant’s one-for-sixty (1:60) reverse stock split, effective June 13, 2025) have been previously registered on the Registrant’s registration statement on Form S-8 filed with the Commission on August 19, 2024 (File No. 333-281627). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares of common stock that may become issuable pursuant to the anti-dilution provisions of the Plan.